                                                                      Exhibit 10


INDEPENDENT AUDITORS' CONSENT

METROPOLITAN LIFE SEPARATE ACCOUNT E:

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-69320/811-4001 of Metropolitan Life Separate Account E on Form N-4 of our report dated March 5, 2001, relating to Metropolitan Life Separate Account E and our report dated February 9, 2001, relating to Metropolitan Life Insurance Company, both appearing in the Statement of Additional Information which is part of such Registration Statement, and to the reference to us under the heading "Independent Auditors", appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Financial Statements" appearing in the Prospectus, which is also a part of such Registration Statement.

/s/ Deloitte & Touche
Tampa, Florida
December 5, 2001